Exhibit (d)(8)

CONFIDENTIAL

July 25, 2014

Fortress Investment Group LLC
1345 Avenue of the Americas
New York, NY 10105

Dear Sirs:

Fortress Investment Group LLC, on behalf of itself and/or certain funds managed by it and/or its affiliates (“you” or ‘“your”) has requested information from MicroFinancial Incorporated (referred to herein as the “Company”) in connection with your consideration of the acquisition of the majority of the issued and outstanding shares of the Company (the “Transaction”).  The Company is willing to furnish such information to yon directly or through its financial advisor Berenson & Company (“Berenson” or “us” or “our”) only for the purpose of evaluating such Transaction and pursuant to the terms of this Agreement (“Agreement”).

1.                                      You agree that such information and any other information the Company or its Representatives (as hereinafter defined) furnish to you or your Representatives, whether on or after the date of this letter, together with any non-public reports, analyses, compilations. memoranda, notes and any other writings prepared by you or your Representatives which contain, reflect or are based upon such information (collectively, the “Evaluation Material”), will be treated confidentially and will not he used by you for any purpose other than evaluating a possible Transaction between us; provided, however, that (i) any of such information may be disclosed to officers, directors, partners, members, employees, affiliates, advisors, attorneys, accountants, potential financing sources, investment bankers, insurers, rating agencies, consultants and other representatives (such persons being generally referred to herein as “Representatives”) of yours for the purpose of evaluating a possible Transaction (it being understood that you will direct your Representatives to treat such information confidentially and in accordance with the terms of this letter agreement), and (ii) any disclosure of such information may be made to which the Company consents in writing.  “Representatives” shall be further defined to mean only those of your Representatives to whom the Evaluation Material has been or hereafter is provided by you.  The term “Evaluation Material” shall not include any information which (i) was or becomes available to you or any of your Representatives on a non-confidential basis; provided that the source of such information was not bound by a confidentiality agreement with the Company known to you or any of your Representatives, (ii) was in your or your Representatives’ possession prior to it being furnished to you or your Representatives by the Company or Berenson hereunder, (iii) was or becomes generally available to the public or generally available to participants in the Company’s industry other than as a result of a disclosure by you or your Representatives in breach of this Agreement, or (iv) is independently developed by or for you or any of your Representatives without relying upon the Evaluation Material.

2.                                      You agree that neither you nor any of your Representatives will discuss the Transaction with any other person, or disclose to any other person either the fact that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, provided, however, that yon may make such disclosure to the extent you reasonably determine that such disclosure is required to be made by you in order to avoid violating the federal securities laws, or as permitted by Section 1(iii) herein.  The information described in the preceding sentence shall be considered part of the Evaluation Material.  The term “person” as used in this letter shall be broadly interpreted to include, without limitation, the media and any corporation, company, group, partnership or individual.

3.                                      In the event that you or any of your Representatives are required to disclose any Evaluation Material (i) in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand, regulatory purposes or similar process) or (ii) in order, as you reasonably determine, to avoid violating the federal securities laws, you will in advance of such disclosure provide the Company with prompt notice of such requirement(s). to the extent legally permissible and reasonably practical.  If. in the absence of a protective order or the receipt of a waiver from the Company, you or your Representatives are legally required to disclose Evaluation Material pursuant to either 3(i) or 3(ii), you may disclose such information without liability hereunder.  Notwithstanding anything herein to the contrary, you shall not be required to notify the Company if you or Representatives are required to disclose any part of the Evaluation Material to a federal or state regulatory agency, self-regulatory organization, or governmental agency in the course of such authority’s routine examinations or inspections not targeted at the Company or the Transaction.

4.                                      In consideration for being furnished with the Evaluation Material you agree that during the term of this Agreement, unless the Company’s Board of Directors shall otherwise consent in advance, your Credit Business (nor anyone acting on its behalf) will not directly or indirectly,

(i)                                     acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, agreement, business combination or in any other manner, beneficial ownership of any securities of the Company, including rights or options to acquire such ownership; or

(ii)                                  seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of the Company, including, without limitation, by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Securities Exchange Act of 1934 (the ‘‘Exchange Act”), disregarding clause (iv) of Rule 14a-](1)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1) or (2)), or seeking to influence, advise or direct the vote of any holder of voting securities of the Company.

(iii)                               enter into any discussions, negotiations, arrangements or understandings with, or advise, assist or encourage, any third party with respect to the foregoing (except for any contacts in the ordinary course of business), or

(iv)                              disclose any intention, plan or arrangement to do any of the foregoing, or request the Company or any of its Representatives, directly or indirectly, to amend, waive or terminate any provision of this paragraph.

The provisions of this paragraph shall terminate and cease to be of any further force or effect in the event that (a) any party unaffiliated with you initiates a tender or exchange offer for a majority of the outstanding shares of the Company’s common stock which is not opposed by the Company, or (b) the Company publicly announces entering into a definitive agreement with a third party to, directly or indirectly, merge with, or sell or otherwise dispose of all or substantially all of the Company’s assets.

5.                                      In the event that no Transaction is effected involving you and the Company after you have been furnished with E valuation Material, upon the receipt of written demand from the Company, you and your Representatives will promptly deliver to the Company or destroy the Evaluation Material, including any notes relating thereto, without retaining any copy thereof.  Notwithstanding anything to the contrary contained herein, you may retain copies of the Evaluation Material in your files in accordance with your internal record retention guidelines, compliance and/or automated backup archiving practices or for litigation purposes or as required by law, and if you participate in the possible Transaction, you are entitled to retain all Evaluation Material.

6.                                      For a period of 12 months from the date hereof, you agree that you and your affiliates to whom you have provided Evaluation Material hereunder will not, directly or indirectly, solicit to hire any Senior Employees (as defined below) of the Company. The foregoing prohibition shall not apply to (a) general solicitations or advertisements not targeted specifically to employees of the Company (including engaging a recruiting firm that does not engage in any targeted solicitation of the Company’s employees on your behalf), (b) employment resulting from an employee of the Company who contacts you on his or her own initiative without any direct or indirect solicitation by you or (c) solicitations initiated prior to the date hereof or employment or resulting therefrom.  As used herein, a “Senior Employee” shall mean any employee of the Company with whom you have had contact or who became known to you in connection with your evaluation of the Transaction, and holding, as of the date hereof, the title of “Director” or “Vice President” or a title denoting greater seniority than such titles.  The term “affiliate” as used in this letter shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.  To the extent the Agreement purports to be binding upon your affiliates, it is acknowledged and agreed that possession or knowledge of Evaluation Material by you or your designated representative(s) on such affiliated company’s board or governing body shall not, solely for that reason, be deemed imputed to such company.

7.                                      It is agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

8.                                      You agree that the Company, without prejudice to any rights to judicial relief it may otherwise have, may be entitled to seek equitable relief, including injunction, in the event of any breach of the provisions of this letter agreement Neither party hereto shall seek or be liable for, in any form or amount, punitive, exemplary, consequential, indirect, special or incidental damages in connection with this Agreement.

9.                                      You acknowledge and agree that any information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, by the Company or its Representatives as to the accuracy or completeness of the Evaluation Material, that neither the Company nor any of its Representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material by you or your Representatives, provided that neither the Company nor any of its Representatives had actual knowledge the information provided was false or inaccurate, and that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between the parties progress to such a point.

10.                               It is further understood and agreed that unless and until the execution and deli very of a definitive agreement with respect to any Transaction referred to in the first paragraph of this letter, neither the Company nor you intends to be, nor shall either of us be, under any legal obligation of any kind whatsoever with respect to such a Transaction or otherwise, by virtue of any written or oral expressions by our respective Representatives with respect to such a Transaction, except for the matters specifically agreed to in this letter.  This provision may only be modified or waived by a separate writing signed by the Company and you expressly so modifying or waiving this provision.

11.                               You hereby confirm that you and your Representatives are aware that the United States securities laws prohibit any person who has material non-public information about a publicly traded company from purchasing or selling securities of such company in violation of those laws, without public disclosure of such material non-public information.  You acknowledge that the provisions of SEC Regulation FD requires the public announcement of previously non-public material information if that information is disclosed to anyone who has not agreed to maintain the confidentiality of that information.  This Agreement shall terminate upon the earlier of (a) one (1) year from the date of this Agreement or (b) upon your participation in the Transaction, unless extended or terminated earlier by mutual agreement of the parties hereto.

12.                               This Agreement may be executed in multiple counterparts, each of which shall constitute a separate original, and all of which taken together shall constitute one and the same agreement.

13.                               Until the consummation of the Transaction by you, your employees who have received Confidential information shall not initiate contact with any officer, director, employee or agent of the Company or its affiliates or subsidiaries with respect to the Transaction (specifically excluding any contact made in the ordinary course of business or contact otherwise unrelated to the Transaction).  You agree and understand that all requests for information, meetings, answers to questions, or discussions relating to the Transaction or the procedures in making a proposal for the Transaction will be directed to Berenson, until and unless otherwise agreed to by the Company’s CEO.

14.                               This Agreement contains the entire agreement between the parties hereto regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the parties regarding such subject matter.  This Agreement may not be modified or amended except by a formal written instrument (and not by an email or series of emails) signed by each of the parties.

This agreement, the rights and obligations of the parties under this agreement, and any claim or controversy directly or indirectly based upon, arising out of, or leading to, this agreement or the Transactions contemplated by this agreement (whether based upon contract, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof.  You hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States of America located in the Commonwealth of Massachusetts for any action, suit or proceeding arising out of or relating to this agreement, agree not to commence any suit, action or proceeding relating thereto except in such courts, and waive, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction or venue.  THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE POSSIBLE TRANSACTION.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter, whereupon this letter will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

MicroFinancial Incorporated

		By:	/s/ Richard F. Latour
Name: Richard F. Latour
Title: President & CEO

CONFIRMED AND AGREED TO:

Fortress Investment Group LLC

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: Authorized Signatory

Dated: July 25, 2014